EXHIBIT 10.1

[On Google Letterhead]

December 27, 2012

The Honorable Jon Leibowitz

Chairman

Federal Trade Commission

600 Pennsylvania Avenue, N.W.

Washington, DC 20580

Re:     Google Inc., File No. 111-0163

Dear Chairman Leibowitz:

We understand that the Federal Trade Commission (“FTC” or the “Commission”) has decided to close the above-captioned investigation of the business practices of Google Inc. (“Google”). Google is confident that our practices are entirely consistent with all applicable laws and regulations. However, in connection with the closing of the FTC’s investigation, Google is making the commitments described below with respect to its display of content from third party websites and with respect to its AdWords API Terms and Conditions. Google will honor these commitments for a period of five years from the date of this letter.

Google will publish the commitments on our website in a location easily accessible to the relevant audiences. Google understands that these commitments are important; and Google agrees that a material violation of these commitments would be actionable by the FTC under Section 5 of the FTC Act, 15 U.S.C. §45, and that the jurisdictional elements of such an action by the Commission would be satisfied. As more fully described below, Google will cooperate with the FTC to ensure that Google is complying with its commitments under this letter.

I. GOOGLE’S DISPLAY OF THIRD-PARTY CONTENT

Within 90 days, Google will make available a web-based notice form that provides website owners with the option to opt out from display on Google’s Covered Webpages1 of content from their website that has been crawled by Google.2 When a website owner exercises this option, Google will

[1]

“Covered Webpages” means only Google’s (i) current Shopping, G+ Local, Flights, Hotels, and Advisor webpages, and any successors unless such successors do not have the primary purpose of connecting users with merchants in a manner substantially similar to Google’s current Shopping, G+ Local, Flights, Hotels, and Advisor webpages; and (ii) future or modified non-experimental specialized webpages launched within three years of the date of this letter that are linked to from the google.com search results page and that have the primary purpose of connecting users with merchants in a manner substantially similar to Google’s current Shopping, G+ Local, Flights, Hotels, and Advisor webpages. All other Google webpages (including but not limited to Google’s current News, Image Search, Video Search, Maps, Book Search, Finance, and future or modified Google webpages falling outside of the parameters in (ii) above) are not Covered Webpages.

[2]	Website owners will be permitted to exercise the opt-out on a domain name basis. For instance, a cease displaying crawled content from the domain name designated by the website owner on Covered Webpages on the google.com domain in the United States.

Website owners will be able to exercise the opt-out described above by completing a web-based notice form. Google will implement the opt-out within 30 business days of receiving a properly completed notice form.

Exercise of this option will not (1) prevent content from the website from appearing in conventional search results on the google.com search results page, or (2) be used as a signal in determining conventional search results on the google.com search results page.

Beyond these specific commitments, nothing described above will impact Google’s ability to (i) display content that it has sourced or derived independently even if it is the same as or overlaps with content from the opting-out web site, or (ii) otherwise crawl, organize, index and display information from the Internet or innovate in search.

II. ADWORDS API TERMS AND CONDITIONS

Within 60 days, Google will remove from its AdWords API Terms and Conditions the AdWords API Input and Copying Restrictions currently contained within Section III(2)(c)(i-ii) of the AdWords API Terms and Conditions for all AdWords API licensees with a primary billing address in the United States.3 In addition, Google will not add any new provisions to its AdWords API Terms and Conditions, or adopt new technical requirements in connection with use of the AdWords API, that prevent an AdWords API client from (a) showing input fields for the collection or transmission of AdWords API campaign management data in the same tab or screen with (i) the content of third party ad networks or (ii) input fields for the collection or transmission of campaign management data to third party ad networks; or (b) offering functionality that copies campaign management data between AdWords and a third party ad network. Google will not treat AdWords API licensees differently from similarly situated licensees with respect to the provision or administration of the AdWords API as a result of their development or distribution of AdWords API clients that implement the functionality currently prohibited by Section III(2)(c)(i-ii) of the AdWords API Terms and Conditions.

Nothing in the foregoing will prevent or otherwise restrict Google from maintaining minimum functionality requirements as they currently exist or as they may be modified in the future as part of Google’s AdWords API Terms and Conditions or in any other provisions governing the use of the AdWords API, so long as such modifications do not have the effect of reinstating the restrictions described above.

website owner may designate [www.example.com] to subject all content on that domain name to the opt-out. A website owner may not designate only individual sub-domains (such as [sub.example.com]) or individual directories within a domain (such as [www.example.com/sub]) for the opt-out. Google may use reasonable authentication measures to ensure that website owners selecting the opt-out are the legitimate owners of the website that is the subject of the web form notice.
[3]	The current version of the AdWords API Terms and Conditions is located at https://developers.google.com/adwords/api/docs/terms.

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Within 60 days, Google will file with the Secretary of the FTC, with a copy to the Bureau of Competition’s Compliance Division, a report describing in reasonable detail how Google has complied with its commitments, and Google will file an update to this report annually during the duration of its commitments.

If Google receives written notice from the Commission that the Commission believes Google has acted contrary to its commitments on the display of third-party content or the AdWords API Terms and Conditions, Google will, within 60 days, address the Commission’s concerns or explain to the Commission why it believes that it has acted in a manner consistent with its commitments.

In addition, if the FTC has reason to suspect that Google has violated its commitments and with reasonable prior written notice from FTC staff, subject to claims of any legally recognized privilege, Google will (1) make available electronic and paper documents related to compliance with the above commitments, and (2) in the presence of Google’s legal counsel, Google will permit FTC staff to interview its officers, directors, employees and agents on subjects related to Google’s compliance with these commitments.

Sincerely,

/s/ David Drummond
David Drummond
Google Inc.
Senior Vice President of Corporate Development and Chief Legal Officer